Exhibit 10.1

INFORMATION TECHNOLOGY SERVICES AGREEMENT

THIS INFORMATION TECHNOLOGY SERVICES AGREEMENT (this “Agreement”) dated as of the 2nd day of August 2007, is by and between MODEL REORG, INC. and its subsidiaries (collectively, “Model”), and E COM VENTURES, INC. and its subsidiaries (collectively, “E Com”).

WITNESSETH:

WHEREAS, Model and E Com have determined that it is in their mutual best interest to have Model’s information technology systems (the “Model IT Systems”) supervised and managed by E Com for that period of time between the date hereof and the previously publicly announced potential merger transaction involving Model and E Com (the “Transition Period”); and

WHEREAS, Model has requested, and E Com has agreed, that E Com shall supervise and manage the Model IT Systems during the Transition Period, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. SERVICES TO BE PROVIDED BY E COM

1.01 IT MANAGEMENT SERVICES. E Com shall manage and monitor the Model IT Systems, which shall include, but not be limited to, performing or causing to be performed the services set forth on Exhibit A hereto, together with any and all additional services reasonably requested by Model (collectively, the “IT Management Services”) in connection therewith. E Com shall also facilitate and help effectuate a smooth transition and integration of the Model IT Systems with E Com’s information technology systems in the event of the proposed merger of Model and E Com.

1.01.1 E Com’s VP & CIO will have primary responsibility for supervising the Model IT Systems. The VP & CIO shall be available to meet and consult with Model’s designees about the Model IT Systems and the IT Management Services on a regular basis as reasonably requested by either party.

1.02 General Obligations of E Com. E Com will provide the IT Management Services to Model on a consistent basis and will use commercially reasonable efforts to provide the IT Management Services in the same manner as if E Com were providing them on and for its own account. E Com will keep and maintain books and records relating to the IT Management Services provided to Model in accordance with E Com’s internal control measures. Model shall have the right, upon prior notice to E Com, to review and copy (at

Model’s expense) such books and records with respect to E Com’s performance of its obligations hereunder. Throughout the term hereof, the VP & CIO shall be available to meet, consult with and otherwise promptly respond to any and all reasonable requests from Model for information about the IT Management Services and the Model IT Systems during normal business hours.

1.03 General Obligations of Model. Model shall provide E Com with such access to and information about the Model IT Systems and business as may be reasonably necessary or requested by E Com to enable E Com to provide the IT Management Services in accordance with this Agreement. E Com will maintain the confidentiality of all such information and disclose the same only to its accountants, professionals, lenders, and other parties who have the need to know the same in accordance with the terms of this Agreement.

1.04 Additional Services. At the request of Model, E Com may perform additional services not currently encompassed by this Agreement. E Com shall advise Model in writing that a requested service is an additional service and whether E Com desires to perform such additional service. If E Com elects to perform the additional service, it shall provide Model with a description of the work to be performed by each party, the parties’ responsibilities with respect to that work and E Com’s schedule and charges for that work. The parties shall execute a written amendment to this Agreement setting forth any special terms and conditions applicable to such additional service.

ARTICLE 2. TERM

2.01 Term. This Agreement shall terminate 30 days after the expiration of the Transition Period or, if the aforementioned merger is not consummated on or before December 31, 2008, then this Agreement shall terminate 30 days after either party hereto shall deliver written notice of termination to the other, unless terminated earlier pursuant to Article 5 hereof.

ARTICLE 3. PAYMENTS TO E COM

3.01 Fees. In consideration for E Com providing the IT Management Services to Model as provided in this Agreement, Model shall pay to E Com an amount equal to $25,000 (the “IT Services Fee”) on the first day of each month throughout the term of this Agreement, pro-rated for any partial month during which such services are being provided.

3.02 Out-of-Pocket Expenses. Model shall promptly pay or reimburse E Com for the reasonable and documented out-of-pocket expenses incurred by E Com in connection with E Com’s performance of the IT Management Services. All expenses shall be incurred and documented according to E Com’s expense guidelines (a copy of which shall be provided to Model upon request). Such expenses shall be payable by Model on or before the 30th calendar day after receipt by Model of the documentation for such expenses.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.01 E Com and Model each represents and warrants to the other as follows:

(1) That it is a corporation domiciled, validly existing and in good standing under the laws of the State in which it was formed and it is qualified to do business in all jurisdictions in which it conduct business and has full power and authority to consummate the transactions contemplated by this Agreement.

(2) That this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with this Agreement’s terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

ARTICLE 5. TERMINATION

5.01 Termination by Model. This Agreement may be terminated by Model at any time on thirty (30) days’ prior written notice to E Com.

5.02 Termination by E Com. This Agreement may be terminated by E Com at any time on thirty (30) days’ prior written notice to Model, or immediately if Model fails to pay the IT Services Fee within 10 days of the date due.

5.03 Payments Upon Termination. Upon expiration or earlier termination of this Agreement for any reason, Model shall immediately pay E Com all sums owed pursuant to this Agreement through the date of termination, including the IT Services Fee, personnel expenses, and E Com shall return to Model all documents, transmissions, computer discs, books and records and other items in E Com’s possession or control belonging to Model.

ARTICLE 6. BREACH

6.01 Breach by E Com. E Com hereby acknowledges that the information about Model and its businesses that it will learn in connection with its provision of the IT Management Services is valuable and proprietary information to Model, and that its disclosure would be harmful to Model and could lead to substantial damage and loss to Model. Therefore, in addition to damages for violation of this Agreement, E Com agrees that Model shall be entitled to equitable relief, at Model’s election, including, without limitation, injunctive relief and specific performance, for any breach of this Agreement by E Com, including, without limitation, the VP & CIO or any other E Com employees, in addition to all other remedies at law or in equity, and that Model shall not be required to post a bond or prove actual damages, which may in any event be difficult to liquidate, specify or establish.

6.02 Breach by Model. The failure of Model to timely remit the IT Services Fee to E Com as required by this Agreement shall be a default hereunder entitling E Com to such remedies as may be available pursuant to this Agreement, under law or in equity. In addition, Model hereby acknowledges that the information about E Com and its businesses that it will learn in connection with its provision of the IT Management Services is valuable and proprietary information to E Com, and that its disclosure would be harmful to E Com and could lead to substantial damage and loss to E Com. Therefore, in addition to damages for violation of this Agreement, Model agrees that E Com shall be entitled to equitable relief, at E Com’s election, including, without limitation, injunctive relief and specific performance, for any breach of this Agreement by Model, including, without limitation, any Model employees, in addition to all other remedies at law or in equity, and that E Com shall not be required to post a bond or prove actual damages, which may in any event be difficult to liquidate, specify or establish.

6.03 Limitation on Liability. Except in the event of its gross negligence or willful misconduct, neither party shall be liable to the other or any third party for loss of profit, goodwill, or other special or consequential damages arising out of the performance or nonperformance by said party of any provisions of this agreement, whether or not the possibility of such damages was disclosed to said party or could reasonably have been foreseen by it.

ARTICLE 7. LIMITATIONS ON AUTHORITY

Neither party shall not have any authority to bind the other party to any agreements or contracts with third parties without prior written approval of the other party. The parties agree and acknowledge that E Com will make day to day decisions regarding Model’s IT Services including, but limited to, contracted services, maintenance and repair, and technology directions.

ARTICLE 8. MISCELLANEOUS

9.01 Binding Nature and Assignment. This Agreement shall bind the parties hereto and their respective successors and permitted assigns. Neither party hereto shall have the right to assign this Agreement without the prior written consent of the other and any assignment attempted without the prior written consent thereto of Model shall be void.

8.02 Notices. All notices, requests, approvals and consents given under this Agreement shall be in writing. When one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or five days after being placed in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

In the case of Model:	Model Reorg, Inc.
1095 Long Island Ave.
Deer Park, New York 11729
Attn: Donna Dellomo

In the case of E Com:	E Com Ventures, Inc,
251 International Parkway
Sunrise, Fl. 33325
Attn: Terry Head

Any party may change its address for notification purposes by giving the other party notice of the new address and the date upon which it will become effective.

8.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

8.04 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

8.05 Relationship of Parties. E Com, in furnishing the IT Services to Model, is acting only as an independent contractor, and this Agreement shall not be construed to create, any joint venture or partnership between the parties. Except where this Agreement expressly provides otherwise, E Com does not undertake by this Agreement or otherwise to perform any obligation of Model, whether regulatory or contractual or to assume any responsibility for Model’s business or operations. E Com shall be responsible for its expenses incurred in connection with the provision of the IT Management Services including, without limitation, the salaries, benefits and costs of all E Com personnel, office space, accounting and clerical services.

8.07 Severability. If any provision of this Agreement is held to be unenforceable, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result. If such unenforceable provision does not relate to the payments to be made to E Com and if the remainder of this Agreement is capable of substantial performance, then the remainder of this Agreement shall be enforced to the extent permitted by law

8.08 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

8.9 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.10 No Third Party Beneficiaries. The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any legal rights or benefits on any third party and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

8.11 Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to its subject matter and there are no other representations, understandings or agreements between the parties relative to such subject matter. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be.

8.12 Governing Law and Dispute. This Agreement shall be governed by the laws, other than choice of law rules, of the State of Florida, without application to the principles of conflicts of laws.

8.13 Force Majeure. Except as set forth in this Agreement to the contrary, neither party shall be in breach of this Agreement by reason of its delay in the performance of or failure to perform any of its obligations if such delay or failure is caused by strikes or other disputes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, regulations, delays in transit or delivery, earthquake, power outage, or any event beyond its reasonable control or without its fault or negligence, including without limitation, failure of third party software products.

IN WITNESS WHEREOF, Model and E Com have each caused this Agreement to be signed and delivered by its duly authorized representative as of the date first set forth above.

MODEL REORG, INC.

By:	/s/ Donna Dellomo
Name:	Donna Dellomo
Title:	Chief Financial Officer

E COM VENTURES, INC.

By:	/s/ Terry Head
Name:	Terry Head
Title:	Vice President and CIO

Exhibit “A” Schedule of Services

Data Center Operations

Network support

Security

EDI Processing

Systems Planning

Capacity and performance

Software development and support

Helpdesk support

Administrative support